Exhibit 99.1

KINETIC CONCEPTS REPORTS FIRST QUARTER
2009 FINANCIAL RESULTS

First Quarter Highlights

-  Worldwide V.A.C. Therapy revenue was $329.3 million, up 4% on a constant currency basis

-  U.S. V.A.C. unit volume up 6%, revenue up 3%

-  Regenerative Medicine revenue was $66.2 million, up 22% from LifeCell’s reported revenue in the prior-year period

-  Worldwide Therapeutic Support Systems revenue was $74.6 million, down 8% on a constant currency basis, due to a weak economy and hospital capital constraints

San Antonio, Texas, April 21, 2009 – Kinetic Concepts, Inc. (NYSE: KCI) today reported first quarter 2009 total revenue of $470.1 million, an increase of 12% from the first quarter of 2008.  Foreign currency exchange movements negatively impacted total revenue for the first quarter of 2009 by 5% compared to the corresponding period of the prior year.

Net earnings for the first quarter of 2009 were $39.7 million, compared to $68.0 million for the same period one year ago.  Net earnings per diluted share for the first quarter of 2009 were $0.57 compared to $0.94 for the same period in the prior year.  Expenses associated with the Company’s recently-announced restructuring reduced first quarter 2009 net earnings by $6.3 million, or $0.09 per diluted share.  In addition, after-tax non-cash interest expense of $2.9 million, or $0.04 per diluted share, was recorded in the period resulting from the January 1, 2009 required adoption of FASB Staff Position APB 14-1 related to accounting for convertible debt instruments.

“In the first quarter we saw the impact of a weak global environment on parts of the business,” said Catherine Burzik, President and Chief Executive Officer of KCI.  “Despite this challenge, we were encouraged as demand for our innovative and high-value therapies in the areas of Wound Healing and Regenerative Medicine was solid and we increased gross margins through improved productivity and product mix.  Given the uncertainty around the timing and extent of economic recovery in 2009, we acted decisively during the first quarter to ensure we have the skills and resources necessary to achieve our goals in terms of innovation, global expansion, customer satisfaction and shareholder returns.”

Revenue Recap – First Quarter 2009

The acquisition of LifeCell in May 2008 added a significant new and diverse product segment to the KCI portfolio.  Increasingly, the Company is managing along business unit, i.e., product lines, and across geographic regions.  Beginning with the first quarter of 2009, we have reported financial results consistent with this new management structure.  We have three business units in our reporting structure: (i) V.A.C. Therapy, (ii) Therapeutic Support Systems (“TSS”) and (iii) Regenerative Medicine.  The geographic reporting structure continues to consist of (i) North America, which is comprised of the United States, Canada and Puerto Rico and (ii) Europe, the Middle East and Africa (“EMEA”) and the Asia Pacific region (“APAC”).

Worldwide revenue from V.A.C. Therapy products was $329.3 million for the first quarter of 2009, compared to $333.0 for the corresponding period of 2008.  Foreign currency exchange movements unfavorably impacted worldwide V.A.C. Therapy revenue by approximately 5% compared to the first quarter of the prior year.  On a constant currency basis, the growth in V.A.C. Therapy revenue stemmed from increased market penetration of V.A.C. Therapy, resulting in higher rental and sales unit volumes.  North American V.A.C. Therapy revenue of $254.6 million for the first quarter of 2009 was 2% higher than the same period one year ago due to continued market penetration.  Average U.S. rental unit volume during the first quarter increased 6% over the same period of 2008, partly offset by lower realized price due to unfavorable payer mix and lower Medicare pricing.   EMEA/APAC V.A.C. Therapy revenue for the first three months of 2009 was $74.7 million, compared to $82.7 million for the first quarter of the prior year.  Foreign currency exchange movements unfavorably impacted North America and EMEA/APAC V.A.C. Therapy revenue by 1% and 16%, respectively, compared to the prior-year period.

Total revenue from our Regenerative Medicine, or LifeCell, business unit was $66.2 million for the first three months of 2009.  KCI acquired LifeCell in May 2008.  For the first quarter of 2008, LifeCell reported total revenue of $54.3 million.  Sales of Strattice, the porcine-based regenerative tissue matrix which launched in March 2008, generated $16.3 million of total sales in the quarter, or 25% of total LifeCell revenue for the period.  EMEA/APAC Regenerative Medicine sales, which were launched late in the fourth quarter of 2008, were not material in the first quarter.

Worldwide TSS revenue was $74.6 million for the first quarter of 2009, compared to $87.1 million for the same period one year ago, due primarily to lower rental and sales volumes in the United States resulting from the economic downturn and capital constraints on acute care facilities combined with unfavorable foreign currency exchange movements.  North American revenue from TSS was $49.2 million for the first three months of 2009, a 17% decrease from the prior-year period, due primarily to lower hospital census and customer capital constraints.  EMEA/APAC TSS revenue was $25.3 million for the first quarter, compared to $27.8 million for the same period in the prior year, due to unfavorable foreign currency exchange rate movements.  Foreign currency exchange movements unfavorably impacted North America and EMEA/APAC TSS revenue by 2% and 14%, respectively, compared to the prior-year period.

Total revenue for North America was $370.0 million for the first quarter of 2009, an increase of $60.5 million, or 20%, from the prior-year period due primarily to the acquisition of LifeCell in May 2008.  Total EMEA/APAC revenue was $100.1 million for the first quarter of 2009, a decrease of 9%, compared to the prior-year period due primarily to unfavorable foreign currency exchange rate movements.  Foreign currency exchange rate movements unfavorably impacted EMEA/APAC revenue by 15% in the first quarter of 2009 compared to the prior-year period.

Profit Margins

Gross profit for the first quarter of 2009 was $244.1 million, an increase of 16% from the prior-year period.  Gross profit margin was 51.9% for the first quarter of 2009, an increase of approximately 160 basis points from the same period one year ago.  The gross profit margin increase was due primarily to increased field service operations productivity and higher gross margins associated with the Regenerative Medicine business unit.

Selling, general and administrative (“SG&A”) expenses increased $22.7 million, or 23% over the first quarter of 2008.  Severance associated with the Company’s recently-announced workforce restructuring and other pre-tax charges accounted for approximately $9.4 million, or 41%, of the period-to-period SG&A increase.  Other SG&A increases included selling costs associated with the LifeCell Regenerative Medicine business unit increased legal fees and higher provisions for uncollectible accounts receivable.

Research and development expenses for the first quarter of 2009 increased 50% from the prior-year period to $22.1 million, due primarily to the second quarter 2008 acquisition of LifeCell.  Total research and development expenses represented 4.7% of revenue for the current period.  During the first quarter, the Company launched its V.A.C.® GranuFoam™ Bridge Dressing, designed to simplify application in chronic wounds, especially diabetic foot ulcers where it is compatible with off-loading devices.

Other Income/Expense

First quarter 2009 interest expense was $28.5 million, compared to $1.1 million in the same period of the prior year, due to acquisition-related debt outstanding of approximately $1.6 billion for the period.  Long-term debt outstanding as of March 31, 2009 consisted of a senior secured term loan of $875.0 million due 2013 and 3.25% senior convertible notes of $690.0 million due 2015.  In addition, unfavorable foreign currency exchange movements resulted in a pre-tax loss from foreign currency transactions of $5.2 million in the quarter.  Foreign currency transaction gains and losses relate primarily to intercompany balances associated with transactions between subsidiaries.

During the first quarter of 2009, the Company adopted the provisions of FASB Staff Position No. APB 14-1 (“FSP APB 14-1”), “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”.  FSP APB 14-1 specifies that issuers of such instruments should account separately for the liability and equity components in a manner that reflects the entity’s estimated non-convertible borrowing rate at the date of issuance.  FSP APB 14-1 is effective for periods subsequent to December 15, 2008 and must be applied retroactively.  As a result of the Company’s adoption of FSP APB 14-1, we recorded $2.9 million, or $0.04 per diluted share, of additional after tax non-cash interest expense during the first quarter of 2009.  Because we issued our 3.25% senior convertible notes in April of 2008, there was no additional non-cash interest expense recorded for the first quarter of the prior year.

Income Tax Rate

The effective income tax rate for the first quarter of 2009 was 31.8%, compared to 33.5% for the same period in 2008.  The lower income tax rate resulted primarily from a higher percentage of income being generated in lower tax foreign jurisdictions.

Reconciliation to Adjusted Diluted Earnings per Share

Diluted earnings per share, on a non-GAAP basis, adjusted for certain non-cash acquisition-related expenses and restructuring charges, were as follows:

Three months ended
March 31, 2009

Diluted EPS – GAAP basis	$ 0.57
Amortization of acquired intangibles	0.09
Debt issuance cost amortization	0.04
Interest Expense – adoption of FSP APB 14-1	0.04
Restructuring charges	0.09

Adjusted diluted EPS – Non-GAAP basis	$ 0.83

Financial Position

Total cash at quarter-end was $180.7 million, a decrease of $67.1 million from year-end 2008.  During the first quarter, the Company made scheduled and voluntary senior credit facility repayments totaling $104.0 million from cash-on-hand.  Operating cash flow less net capital expenditures for the first quarter of 2009 was $39.1 million, essentially flat compared to the same period a year ago. Total long-term debt outstanding at March 31, 2009 was $1.416 billion on a GAAP-basis, including the discount associated with our adoption of FSP APB 14-1 and $1.565 billion on an economic, or debt-instrument, basis. The long-term debt balances in our condensed consolidated balance sheets reflect the discount associated with applying the estimated non-convertible borrowing rate upon the issuance of the notes.  The total discount will be amortized over the term of the notes.  As of March 31, 2009 and December 31, 2008 these convertible notes had balances of $541.2 million and $536.4 million, respectively, within our condensed consolidated balance sheets.

Share Repurchase Program

In October 2008, KCI’s Board of Directors authorized a share repurchase program for the repurchase of up to $100.0 million in market value of KCI common stock through the end of the third quarter 2009.  Through December 31, 2008, the Company had repurchased $50.1 million of KCI common stock.  No additional repurchases took place during the first three months of 2009.

Outlook

The following guidance is based on current information and expectations as of April 21, 2009 (in millions, except per share data):

			% Change
	FY 2008	FY 2009	from 2008
Total revenue	$1,878	$1,950 – $2,000	4% – 6%
Diluted EPS – GAAP basis (1)	$2.32	$3.19 – $3.34	38% – 44%
In process research and development	0.86	–
Amortization of acquired intangibles	0.21	0.35
Debt issuance cost amortization	0.08	0.15
Expense from LifeCell inventory step-up	0.13	–
Interest Expense – adoption of FSP APB 14-1	0.10	0.17
Restructuring charges	0.08	0.09

Adjusted Diluted EPS – Non-GAAP basis	$3.78	$3.95 – $4.10	4% – 8%

Diluted weighted average shares outstanding	71.8	70.5 – 71.5	(1%) – 0%

(1) Includes the impact of FASB Staff Position APB 14-1, effective as of January 1, 2009 and retroactively applied.

The revised revenue guidance reflects our expectation of continued capital constraints in the hospital setting, resulting in a double-digit decline in TSS revenue, combined with slower international V.A.C. Therapy revenue growth due to additional competitive and economic factors.  While we remain cautious on our revenue outlook, we expect to continue our cost control and global productivity efforts, and as a result, we reaffirm our Non-GAAP earnings per share guidance for the full year of 2009.

Non-GAAP Financial Information

Within this document, we have included our results for the first quarter ended March 31, 2009 along with our outlook on a non-GAAP basis to exclude the impact of the specified non-cash expenses set forth above associated with our acquisition of LifeCell in the second quarter of 2008 and the impact of restructuring charges incurred during the first quarter of 2009 and the fourth quarter of 2008.  In addition, we have presented supplemental revenue data on a non-GAAP basis to exclude the impact of foreign currency fluctuations between 2008 and 2009.  These non-GAAP financial measures do not replace the presentation of our GAAP results and outlook.  We have provided this supplemental non-GAAP information because it may provide meaningful information regarding our results and outlook on a basis that better facilitates an understanding of our expected results of operations which may not be otherwise apparent under GAAP.  Management uses this non-GAAP financial information, along with GAAP information, for reviewing the operating results of its business segments and for analyzing potential future business trends.  In addition, we believe some investors may use this information in a similar fashion.  A reconciliation of our GAAP selected financial information for the periods presented to the non-GAAP selected financial information provided is included herein.

Earnings Release Conference Call

As previously announced, we have scheduled an earnings release conference call for 8:30 a.m. Eastern Daylight Time today, Tuesday, April 21, 2009.  The dial-in numbers for this conference call are as follows:

Domestic Dial-in Number:	866-336-4900
International Dial-in Number:	+702-696-5179
Conference ID Number:	94904303

This call is being webcast and can be accessed at the Kinetic Concepts, Inc. Web site at http://www.kci1.com/investor/index.asp, by clicking on Webcast – Q1 2009 Kinetic Concepts, Inc. Earnings Conference Call.  An archive of the web cast will be available until April 20, 2010 at http://www.kci1.com/investor/index.asp.

KCI's business outlook as of today is expected to be available on KCI's Investor Relations web site.  KCI does not currently expect to update this business outlook until the release of KCI's next quarterly earnings announcement, notwithstanding subsequent developments.  Although KCI undertakes no duty to update its business outlook, KCI may update the full business outlook or any portion thereof at any time.

About KCI

Kinetic Concepts, Inc. (NYSE: KCI) is a leading global medical technology company devoted to the discovery, development, manufacture and marketing of innovative, high-technology therapies and products for the wound care, tissue regeneration and therapeutic support system markets. Headquartered in San Antonio, Texas, KCI's success spans more than three decades and can be traced to a history deeply rooted in innovation and a passion for significantly improving the healing and the lives of patients around the world.

KCI's three primary businesses include:

Advanced Wound Care - Includes KCI's proprietary Vacuum Assisted Closure®, or V.A.C.® Therapy System, which has been clinically demonstrated to promote wound healing through unique mechanisms of action while reducing the overall cost of treating patients with complex wounds.

Regenerative Medicine - Represented by KCI's LifeCell business and includes tissue-based products for use in reconstructive, orthopedic and urogynecologic surgical procedures to repair soft tissue defects.

Therapeutic Support Systems - Includes specialty hospital beds, mattress replacement systems and overlays designed to address pulmonary complications associated with immobility, to reduce skin breakdown and assist caregivers in the safe and dignified handling of patients of size.

The Company employs approximately 6,700 people and markets its products in more than 20 countries. For more information about KCI, and how its products are changing the practice of medicine, visit www.KCI1.com.

Forward-Looking Statements

This press release contains forward-looking statements including, among other things, management's outlook, estimates of future performance, revenue, earnings per share, growth objectives and weighted average shares outstanding.  The forward-looking statements contained herein are based on our current expectations and are subject to a number of risks and uncertainties that could cause us to fail to achieve our current financial projections and other expectations, such as changes in the demand for the V.A.C. resulting from increased competition, the seasonal slowing of V.A.C. unit growth in the fourth and first quarter of each year, changes in payer reimbursement policies and our ability to protect our intellectual property rights. All information set forth in this release and its attachments is as of April 21, 2009.  We undertake no duty to update this information.  More information about potential factors that could cause our results to differ or adversely affect our business and financial results is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, including, among other sections, under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."  This report is on file with the SEC and available at the SEC's website at www.sec.gov.  Additional information may also be set forth in those sections in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, which will be filed with the SEC in early May 2009.

FOR MORE INFORMATION CONTACT:

Kinetic Concepts, Inc., San Antonio

Investor Relations:
Adam Rodriguez, +1-210-255-6197
adam.rodriguez@kci1.com

Media Relations:
Jim Cravens +1-210-255-6456
jim.cravens@kci1.com

Roger Bennett, +31-204-260-014
rbennett@kci-medical.com

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three months ended March 31,
			%
	2009	2008	Change
Revenue:
Rental	$282,355	$297,839	(5.2	) %
Sales	187,726	122,177	53.7

Total revenue	470,081	420,016	11.9%

Rental expenses	167,589	173,112	(3.2)
Cost of sales	58,368	35,756	63.2

Gross profit	244,124	211,148	15.6%

Selling, general and administrative expenses	120,249	97,509	23.3
Research and development expenses	22,137	14,715	50.4
Acquired intangible asset amortization	10,158	-	-

Operating earnings	91,580	98,924	(7.4	) %

Interest income and other	334	2,005	(83.3)
Interest expense	(28,494)	(1,128)	-
Foreign currency gain (loss)	(5,201)	2,387	-

Earnings before income taxes	58,219	102,188	(43.0	) %

Income taxes	18,514	34,233	(45.9)

Net earnings	$39,705	$67,955	(41.6	) %

Net earnings per share:
Basic	$0.57	$0.95	(40.0	) %

Diluted	$0.57	$0.94	(39.4	) %

Weighted average shares outstanding:
Basic	69,898	71,665

Diluted	70,173	72,162

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2009	2008
	(unaudited)

Assets:
Current assets:
Cash and cash equivalents	$180,683	$247,767
Accounts receivable, net	390,344	406,007
Inventories, net	112,932	109,097
Deferred income taxes	20,228	19,972
Prepaid expenses and other	29,421	34,793

Total current assets	733,608	817,636

Net property, plant and equipment	290,138	303,799
Debt issuance costs, less accumulated amortization of
$12,568 at 2009 and $7,896 at 2008	45,623	50,295
Deferred income taxes	9,043	8,635
Goodwill	1,337,872	1,337,810
Identifiable intangible assets, less accumulated amortization of
$47,216 at 2009 and $36,773 at 2008	463,133	472,547
Other non-current assets	12,192	12,730

	$2,891,609	$3,003,452

Liabilities and Shareholders' Equity:
Current liabilities:
Accounts payable	$47,576	$53,765
Accrued expenses and other	203,522	258,666
Current installments of long-term debt	94,595	100,000
Income taxes payable	5,507	-

Total current liabilities	351,200	412,431

Long-term debt, net of current installments	1,321,636	1,415,443
Non-current tax liabilities	29,052	26,205
Deferred income taxes	235,164	239,621
Other non-current liabilities	6,084	6,382

	1,943,136	2,100,082

Shareholders' equity:
Common stock; authorized 225,000 at 2009 and 2008,
issued and outstanding 70,785 at 2009 and 70,524 at 2008	71	71
Preferred stock; authorized 50,000 at 2009 and 2008; issued and
outstanding 0 at 2009 and 2008	-	-
Additional paid-in capital	774,157	765,645
Retained earnings	168,353	128,648
Accumulated other comprehensive income, net	5,892	9,006

Shareholders' equity	948,473	903,370

	$2,891,609	$3,003,452

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three months ended March 31,
	2009	2008
Cash flows from operating activities:
Net earnings	$39,705	$67,955
Adjustments to reconcile net earnings to net cash provided
by operating activities:
Depreciation, amortization and other	37,861	21,258
Provision for bad debt	2,912	1,600
Amortization of deferred gain on sale of headquarters facility	(268)	(268)
Amortization of convertible debt discount	4,788	-
Write-off of deferred debt issuance costs	1,552	-
Share-based compensation expense	8,359	7,566
Excess tax benefit from share-based payment arrangements	(38)	(131)
Change in assets and liabilities:
Decrease in accounts receivable, net	13,845	2,351
Increase in inventories, net	(3,713)	(9,376)
Decrease in prepaid expenses and other	5,372	1,373
Increase (decrease) in deferred income taxes, net	(5,668)	10,230
Decrease in accounts payable	(6,066)	(6,048)
Decrease in accrued expenses and other	(53,248)	(50,509)
Increase in tax liabilities, net	8,399	18,014

Net cash provided by operating activities	53,792	64,015

Cash flows from investing activities:
Additions to property, plant and equipment	(18,205)	(15,600)
Decrease (increase) in inventory to be converted into equipment
for short-term rental	1,700	(12,000)
Dispositions of property, plant and equipment	1,859	3,031
Business acquired in purchase transaction, net of cash acquired	(62)	-
Increase in identifiable intangible assets and other non-current assets	(422)	(559)

Net cash used by investing activities	(15,130)	(25,128)

Cash flows from financing activities:
Proceeds from revolving credit facility	20,000	-
Repayments of long-term debt, revolving credit facility and
capital lease obligations	(123,976)	(28)
Excess tax benefit from share-based payment arrangements	38	131
Proceeds from exercise of stock options	110	1,552
Purchase of immature shares for minimum tax withholdings	(2)	(5)

Net cash provided (used) by financing activities	(103,830)	1,650

Effect of exchange rate changes on cash and cash equivalents	(1,916)	(1,363)

Net increase (decrease) in cash and cash equivalents	(67,084)	39,174
Cash and cash equivalents, beginning of period	247,767	265,993

Cash and cash equivalents, end of period	$180,683	$305,167

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Reconciliation from GAAP to Non-GAAP
Supplemental Revenue Data
(in thousands)
(unaudited)

	Three months ended March 31,
	2009				GAAP		Constant
			Constant	2008	%		Currency %
	GAAP	FX Impact	Currency	GAAP	Change		Change (1)

Total Revenue:
V.A.C.
North America	$254,641	$2,262	$256,903	$250,222	1.8%		2.7%
EMEA/APAC	74,676	13,294	87,970	82,742	(9.7)		6.3

Total V.A.C.	329,317	15,556	344,873	332,964	(1.1)		3.6

Regenerative Medicine
North America	66,081	-	66,081	-	-		-
EMEA/APAC	127	-	127	-	-		-

Total Regenerative Medicine	66,208	-	66,208	-	-		-

Therapeutic Support Systems
North America	49,248	1,457	50,705	59,241	(16.9)		(14.4)
EMEA/APAC	25,308	3,772	29,080	27,811	(9.0)		4.6

Total Therapeutic Support Systems	74,556	5,229	79,785	87,052	(14.4)		(8.3)

Total North America revenue	369,970	3,719	373,689	309,463	19.6		20.8
Total EMEA/APAC revenue	100,111	17,066	117,177	110,553	(9.4)		6.0

Total Revenue	$470,081	$20,785	$490,866	$420,016	11.9%		16.9%

V.A.C.:
North America revenue
Rental	$182,534	$1,175	$183,709	$180,845	0.9%		1.6%
Sales	72,107	1,087	73,194	69,377	3.9		5.5

Total North America revenue	254,641	2,262	256,903	250,222	1.8		2.7

EMEA/APAC revenue
Rental	36,591	6,777	43,368	41,252	(11.3)		5.1
Sales	38,085	6,517	44,602	41,490	(8.2)		7.5

Total EMEA/APAC revenue	74,676	13,294	87,970	82,742	(9.7)		6.3

Total rental revenue	219,125	7,952	227,077	222,097	(1.3)		2.2
Total sales revenue	110,192	7,604	117,796	110,867	(0.6)		6.2

Total – V.A.C. Revenue	$329,317	$15,556	$344,873	$332,964	(1.1	) %	3.6%

Regenerative Medicine Revenue:
North America sales revenue	$66,081	$-	$66,081	$-	-%		-%
EMEA/APAC sales revenue	127	-	127	-	-		-

Total – Regenerative Medicine Revenue	$66,208	$-	$66,208	$-	-%		-%

Therapeutic Support Systems Revenue:
North America revenue
Rental	$43,478	$1,190	$44,668	$52,306	(16.9	) %	(14.6	) %
Sales	5,770	267	6,037	6,935	(16.8)		(12.9)

Total North America revenue	49,248	1,457	50,705	59,241	(16.9)		(14.4)

EMEA/APAC revenue
Rental	19,752	3,121	22,873	23,436	(15.7)		(2.4)
Sales	5,556	651	6,207	4,375	27.0		41.9

Total EMEA/APAC revenue	25,308	3,772	29,080	27,811	(9.0)		4.6

Total rental revenue	63,230	4,311	67,541	75,742	(16.5)		(10.8)
Total sales revenue	11,326	918	12,244	11,310	0.1		8.3

Total – Therapeutic Support Systems Revenue	$74,556	$5,229	$79,785	$87,052	(14.4	) %	(8.3	) %

(1) Represents percentage change between 2009 Non-GAAP, Constant Currency, revenue and 2008 GAAP revenue.

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Selected Financial Information - GAAP to Non-GAAP Reconciliation
(in thousands, except per share data)
(unaudited)

Three months ended March 31,
			Debt	Expense From
		Amortization	Issuance	Adoption of	Restructuring
	2009	of Acquired	Cost	FSP APB	and Other	Adjusted	2008	%
	GAAP	Intangibles	Amortization	14-1	Charges	2009	GAAP	Change

Operating earnings	$91,580	$10,158	$-	$-	$9,356	$111,094	$98,924	12.3%
Net earnings	$39,705	$6,247	$2,873	$2,945	$6,301	$58,071	$67,955	(14.5)%
Diluted earnings per share	$0.57	$0.09	$0.04	$0.04	$0.09	$0.83	$0.94	(11.7)%